Exhibit 99.3
FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT
     This FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (this “Amendment”) is made and entered into effective as of June 15, 2007 by and between HELIX BIOMEDIX, INC., a Delaware corporation (“Helix”), and DAVID H. KIRSKE. (“Employee”).
RECITALS
     WHEREAS, Helix and Employee entered into a letter agreement dated July 2, 2004 (the “Agreement”); and
     WHEREAS, Helix and Employee wish to amend the Agreement as provided herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. The last paragraph of Section 4 of the Agreement is hereby amended and restated in its entirety as follows:
“ANNUAL REVIEW:
The Board of Directors shall review your compensation and performance annually, and you shall be eligible for an increase in your base salary or other compensation based on such review.”
     2. The first paragraph of Section 7 of the Agreement is hereby amended and restated in its entirety as follows:
“Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. Notwithstanding the foregoing, in the event that the Company terminates this employment relationship without Cause (as defined below) or you terminate this employment relationship with Good Reason (as defined below), the Company will pay you any unpaid annual base salary, any amount due but not paid under any Company incentive compensation plan, earned but unused vacation and bonuses due (if any) for services already performed (subject to normal withholding and other deductions) to the effective date of termination of employment; and monthly severance payments equivalent to six (6) months base salary. These payments will be made in accordance with the Company’s customary payroll schedule, minus deductions required by law. In addition, any options to purchase capital stock of the Company held by you on the date of such termination shall automatically be deemed to be fully vested and exercisable. The Company will issue and file appropriate tax documents in connection with any severance payments. Payment of the above-described severance compensation and benefits is conditioned on the execution by you of a full mutual release of all claims related to your employment with or termination from the Company in substantially the form attached hereto as Exhibit A. Such a release will not include accrued and unpaid wages and benefits, claims to industrial insurance, vested pension benefits or indemnification rights. You will have the duty to mitigate the costs to the Company by attempting to obtain other employment within a reasonable time after termination. During the period you are entitled to receive severance payments hereunder, the monthly payment otherwise due from the Company shall be reduced by fifty percent (50%) of your monthly compensation from such other employment. For purposes hereof, the term “Cause” shall mean if you (i) are convicted of a felony or any crime involving dishonesty, breach of trust, or physical harm to any person or relating to the business of the Company or any successor company (or enter a pleas of guilty or nolo contendere with respect thereto); (ii) repeatedly report to work under the influence of alcohol or illegal drugs;

(iii) substantially and repeatedly fail to perform the duties as reasonably directed by the President of the Company or any successor company, (iv) are found by a court of competent jurisdiction to have made unauthorized use or disclosure of confidential information or trade secrets; or (v) engage in gross negligence or willful misconduct in carrying out your duties as an employee of the Company or any successor company, and the term “Good Reason” shall mean the occurrence of any of the following events without your consent: (i) a demotion or other material reduction in the nature or status of your responsibilities or (ii) a material reduction in your annual base salary or any failure by the Company to satisfy its duty to compensate you as required hereunder.”
     3. Exhibit A attached hereto shall become Exhibit A to the Agreement:
     4. The effective date of this Amendment shall be June 15, 2007.
     5. The parties hereto hereby acknowledge the continuing effect of the Agreement except as specifically modified by this Amendment.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

HELIX BIOMEDIX, INC.	EMPLOYEE:

By: R. Stephen Beatty	David H. Kirske
President and CEO

EXHIBIT A
WAIVER AND RELEASE
For and in consideration of the severance payments and benefits set out in the agreement attached hereto, the undersigned (“Employee”), on behalf of himself and his agents, heirs, successors and assigns, expressly waives any claims against Helix BioMedix, Inc. (the “Company”) and releases the Company (including its officers, directors, stockholders, managers, agents and representatives) from any and all claims, demands, liabilities, damages, obligations, actions or causes of action of any kind, known or unknown, past or present, arising out of, relating to, or in connection with Employee’s employment, termination of employment, or the holding of any office with the Company or any other related entity. The claims released by the Employee include, but are not limited to, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, or for violation of any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Program or any other legal limitation on the employment relationship.
This Waiver and Release shall not waive or release claims (1) where the events in dispute first arise after execution of this Waiver and Release; (2) for rights or benefits due under the agreement attached hereto; or (3) relating to Employee’s rights to indemnity as a corporate officer of Company.
Employee agrees he has been provided the opportunity to consider whether to enter into this Waiver and Release and has voluntarily chosen to enter into it on this date. This Waiver and Release shall be effective when signed. Employee acknowledges that he is voluntarily executing this Waiver and Release, that he has carefully read and fully understands all aspects of this Waiver and Release and the attached agreement, that he has not relied upon any representations or statements not set forth herein or made by the Company’s agents or representatives, that he has been advised to consult with an attorney prior to executing this Waiver and Release, and that, in fact, he has consulted with an attorney of his choice as to the subject matter and effect of this Waiver and Release.

Dated: ___, 20___	Employee

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